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                                                                  Exhibit 10.34

                  LOAN AGREEMENT FOR AN INDIVIDUAL EMPLOYEE


Party A:   UTStarcom (China) Co., Inc.

Party B:   Bill X. Huang

       Whereas Party B is an employee of Party A, and Party A desires to solve the said employee's practical problems, it is, therefore, that a loan is hereby provided by Party A to Party B. For the sake of clarifying each other's responsibilities and keeping their promises, the parties hereto agree to the following with regard to the loan:

       Article 1:   Purpose of the Loan

       Due to his job transfer to Hangzhou, Party B needs to relocate his family by purchasing a house and paying settlement allowance, but is lacking in part of the necessary funds, therefore, Party B submits an application to Party A for a loan whereas Party A is willing to provide such loan to Party B for such purpose.

       Article 2:   Amount of the Loan

       Party B desires from Party A a loan of RMB One Million Three Hundred Thousand ($1,300,000).

       Article 3:   Term and Interest of the Loan

       Party B shall pay off the total amount of the loan and its interest at 3%APR within ten (10) years.

       Article 4:   Methods of Payment

       Party B agrees to pay off the loan by the following methods:

       1. Party B agrees to pay at least one tenth (1/10) of the total amount of the loan every year, beginning from January, 1998.

       2. The total amount of interest arising from the principle may be paid onetime at the last installment of payment.

       Article 5:    Provisions of Guarantee

       1. Party B guarantees that he will work for Party A for at least five
          (5) years.

       2. Party B guarantees that the loan shall be paid off in a timely fashion and within the time schedule.

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       3. Party B guarantees that he shall keep confidential the contents of this Agreement and shall not disclose any of the said Agreement to any third party.

       4. Party B shall appropriate the loan in accordance with the terms of this Agreement providing for the use of such loan and shall not be allowed to use the loan it for any other purposes, or engaging in business or other activities in violation of the law.

       5. In case Party A requires Party B to provide guarantee, Party B shall provide such qualified guarantee; otherwise, Party A is entitled to recall the loan and demand that Party B pay the corresponding interest.

       Article 6:    Liability of Breach

       1. If Party B submits his resignation to leave the Company for personal reasons (including the firing of Party B by Party A due to his violation of the Company's rules and regulations or the harm he has caused to the Company's interests), he shall return all the loan and the interest of such loan at 6%APR prior to his departure from the Company.

       2. If, due to Party A's business and managerial needs, the labor relationship with Party B is severed, Party B shall make onetime payment for the unpaid loan and its interest.

       Article 7:

       This Agreement shall become effective upon execution by the parties and be terminated when Party B pays off all the loan and its interest. This Agreement is executed in two originals with Party A and B each in possession of one copy.

       Party A:     UTStarcom (China) Co., Ltd.   Party B:      Bill X. Huang

       Date:        October 8, 1996.